DESULFURIZATION TECHNOLOGY AGREEMENT

This Agreement is made by and between:

SulphCo, Inc., a Nevada corporation with offices at 5250 Neil Road, Reno, Nevada, 89502 ("SulphCo");

And

Sinclair Oil Corporation, a Wyoming corporation, with offices at 550 East South Temple St., Salt Lake City, Utah 84130-2849 ("Sinclair").

Whereas:

         A. SulphCo represents that it is the owner of certain intellectual property rights in relation to a unique process for the removal of organic sulfur compounds from fossil or (petroleum-derived fuel) that combines oxidative desulfurization with the use of sonic waves ("this process is hereinafter referred to as the Proprietary Technology").

         B. Sinclair operates as an independent refiner and distributor of petroleum products with refineries in Oklahoma and Wyoming.

         C. EPA regulations recently signed into effect will impose new limits on sulfur levels in diesel fuel and gasoline. Sinclair wishes to introduce and utilize technologies and processes that will achieve the new limits in its petroleum products.

         D. Sinclair and SulphCo have mutually expressed interest in forming a business relationship with each other that will allow Sinclair an opportunity to beta test SulphCo's Proprietary Technology and processes and acquire ownership interest in SulphCo.

Therefore:

1. Sinclair will undertake a due diligence evaluation of the Propriety Technology. Such due diligence is to be completed within 30 - 60 days of the date of execution of this Agreement. SulphCo shall fully cooperate with and assist Sinclair in performing this evaluation, including providing all necessary documents and information requested by Sinclair in a timely manner.

2. Sinclair's due diligence evaluation of the Proprietary Technology will involve a study of the practicality, safety and the economic viability of its commercial implementation, including a performance review of the Proprietary Technology in a laboratory setting either in the SulphCo facility in Reno, Nevada and or at the University of Southern California.

3. At the conclusion of the evaluation period, Sinclair shall determine, in its sole discretion, whether it wishes to install and operate a 4,000 to 10,000 BPD industrial model of SulphCo's desulfurization unit (the "Beta Test Unit" or the "Unit") and shall give notice of its determination to SulphCo.

4. If Sinclair determines that it will not proceed with such installation and operation of the Beta Test Unit, it will (a) promptly return all proprietary documents and other property to SulphCo; (b) not make any use of information concerning the Proprietary Technology obtained during the evaluation period; and (c) not seek to acquire any ownership interest in SulphCo.

5. If Sinclair determines that it wishes to proceed with the installation and operation of the Beta Test Unit, the parties shall, within two weeks, negotiate and execute a mutually agreeable contract (the "Definitive Agreement") governing their relationship, at a minimum to include the following:

         5.1. The Beta Test Unit will be installed in an expeditious manner at a location to be chosen by Sinclair, contemplated to be Tulsa, Oklahoma;
         5.2.     All Engineering  required for the  installation  and operation shall be provided by SulphCo at no cost to Sinclair;
         5.3.     Sinclair  will  operate  the  Unit  in  accordance   with  the
                  operating instructions prescribed by SulphCo for a period not to exceed 90 days (the "Beta Test Period");


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         5.4.     Sinclair will allow SulphCo,  and/or the  manufacturer  of the
                  Unit, access to the Unit with reasonable notice during normal working hours (8:00 am to 4:00 pm Monday through Friday) for the purpose of monitoring the operation of the Unit during the Beta Test Period;

         5.5. Sinclair shall keep and maintain adequate records of the Unit's operation, and SulphCo shall have access to, and the right to use, such records on a reasonable basis;
         5.6. Sinclair shall pay for all processing costs, and shall provide at its own cost all equipment utilized during the Beta Test Period;
         5.7. Following the Beta Test Period, Sinclair shall receive a license, at no cost to Sinclair, to use the Proprietary Technology at all of its refineries for a period of four (4) years, and Sinclair shall pay a royalty of fifty per cent (50%) of the market royalty thereafter;

         5.8. Sinclair will have the option to purchase fifteen per cent (15%) of the outstanding shares of SulphCo at three dollars ($3.00) per share, to be exercised as follows: five per cent (5%) within 30 days following the execution of the Definitive Agreement, the other ten per cent (10%) within six (6) months of the execution of the Definitive Agreement. Following the initial exercise of this option, Sinclair will be entitled to fill one seat on the Board of Directors of SulphCo.

6. Under no circumstances shall either party to this Agreement be liable to the other party for any consequential, incidental or indirect damages arising from any aspect of the performance or non- performance of this Agreement, whether arising in tort, contract, strict liability, breach of contract, or otherwise, except for damages for patent infringement. The parties hereby release each other and their affiliates, subsidiaries, officers, employees and agents from all such loss or damages.

7. SulphCo hereby represents that it owns and is entitled to all intellectual property rights associated with the Proprietary Technology and agrees to fully and completely indemnify Sinclair for any loss, damage or costs associated with any contrary intellectual property claims which may be brought by third parties.

8. The governing law of this Agreement shall be the law of the state of Nevada and the parties hereby submit to the jurisdiction of the courts of the state of Nevada, country of Washoe for purposes of the interpretation or enforcement of the terms of this Agreement.

9. Neither this Agreement nor performance of any of its terms shall be subcontracted or assigned by either party without the prior written approval of the other.

10. This Agreement may not be modified except by a writing duly signed by both the parties hereto.

11. All notices required or permitted to be given under this Agreement shall be sent to the other party by certified mail to the addressee and at the address shown below:

Dated this 3rd day of January, 2001.

For Sinclair Oil Corporation:                    For SulphCo, Inc.:


By:/s/ Peter M. Johnson                          By: /s/ Mark Cullen
-----------------------                          -------------------
Peter M. Johnson                                 Mark Cullen, President & CEO
President, Oil Division                          SulphCo, Inc.
Sinclair Oil Corporation                         5250 Neil Road
550 East South Temple                            Reno, Nevada 89502
Salt Lake City, Utah 84102


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